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                                                                                                      ------------------------------
                                                                                                               OMB APPROVAL
                                                                                                      ------------------------------
FORM 4                                                                                                OMB Number:       3235-0287
                                               U.S. SECURITIES AND EXCHANGE COMMISSION                Expires:    September 30, 1998
[ ] Check box if no longer                              WASHINGTON, D.C. 20549                        Estimated average burden
    subject to Section 16. Form                                                                       hours per response.........0.5
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               ------------------------------
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1.Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
Stone, Steven M.                         | Rock Financial Corporation (RCCK)               |           Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |       X   Other (specify below)
                                         |   if an Entity        |                         |     -----
26010 Hersheyvale                        |   (Voluntary)         |    February 1999        |  less than 10% shareholder
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | X   Form Filed by One Reporting Person
Franklin, MI     48025                   |                       |                         | --
-----------------------------------------|                       |                         |     Form Filed by More than One
(City)          (State)          (Zip)   |                       |                         |     Reporting Person
                                         |                       |                         | --
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                                         |    TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                     |2.Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                            |  Date       |    Code       |    or Disposed of (D)    | Securities  |   -ship | of
                                         |             |    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                         |             |               |                          | Owned at End| Direct  | Bene-
                                         |             |---------------|--------------------------| of Month    | (D) or  | ficial
                                         |             |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                         |(Month/Day/  |       |       |        |  or  |          |   and 4)    | (I)     | ship
                                         | Year)       |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            |  2/5/99     |   M   |       |230,770 | A    |  $4.68   |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            |  2/5/99     |   S   |       |230,770 | D    | $14.22   |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            | 2/15/99     |   M   |       | 24,200 | A    |  $4.68   |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            | 2/19/99     |   M   |       | 25,000 | A    |  $4.68   |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            | 2/23/99     |   M   |       | 25,800 | A    |  $4.68   |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            |  2/9/99     |   S   |       |  2,500 | D    | $16.50   |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            |  2/9/99     |   S   |       |    200 | D    | $16.375  |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            | 2/10/99     |   S   |       |  5,000 | D    | $16.00   |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            | 2/10/99     |   S   |       |  5,000 | D    | $16.375  |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            | 2/11/99     |   S   |       |  5,000 | D    | $16.375  |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            | 2/11/99     |   S   |       |  6,500 | D    | $16.625  |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            | 2/16/99     |   S   |       |  8,000 | D    | $16.50   |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            | 2/17/99     |   S   |       |  5,000 | D    | $16.00   |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            | 2/17/99     |   S   |       |  2,000 | D    | $16.125  |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            | 2/18/99     |   S   |       | 10,000 | D    | $16.00   |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            | 2/19/99     |   S   |       |  3,700 | D    | $16.00   |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            | 2/22/99     |   S   |       | 12,100 | D    | $16.00   |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            | 2/22/99     |   S   |       |  5,000 | D    | $16.125  |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Shares                            | 2/22/99     |   S   |       |  5,000 | D    | $16.25   |  18,500     |   D     |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |          |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   (Month/|            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Day/   |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |   Year)  |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Employee Stock Option   |             |          |       |    |        |         | 12/28 | 12/28  |Common  |           |
  (right to buy)        | $4.68       | 2/5/99   |   M   |    |        |230,770  | /96   | /06    |Shares  |230,770    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Employee Stock Option   |             |          |       |    |        |         | 12/28 | 12/28  |Common  |           |
  (right to buy)        | $4.68       |2/15/99   |   M   |    |        | 24,200  | /96   | /06    |Shares  | 24,200    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Employee Stock Option   |             |          |       |    |        |         | 12/28 | 12/28  |Common  |           |
  (right to buy)        | $4.68       |2/19/99   |   M   |    |        | 25,000  | /96   | /06    |Shares  | 25,000    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Employee Stock Option   |             |          |       |    |        |         | 12/28 | 12/28  |Common  |           |
  (right to buy)        | $4.68       |2/20/99   |   M   |    |        | 25,800  | /96   | /06    |Shares  | 25,800    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
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
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
  773,684         |           D            |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:
                                                                                           /s/ Steven M. Stone              3/9/99
                                                                                          --------------------------------  -------
                                                                                          Signature of Reporting Person(1)    Date

  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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                           (Print or Type Responses)